Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 (File No. 333-___________) of our report dated July 1, 2022, of Mangoceuticals, Inc. relating to the audit of the consolidated financial statements as of December 31, 2021, and for the period then ended, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

Houston, TX
December 11, 2023